Exhibit 4.1

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of February 19, 2014, by and among Global Consolidated Aesthetics Limited, a company incorporated under the laws of Ireland corporation (the “Company”), the parties listed on Schedule I attached hereto (the “Investors”) and the parties listed on Schedule II attached hereto (the “New Investors”).

RECITALS

WHEREAS, the Investors agreed to purchase shares of Series B Preference Shares from the Company pursuant to a Series B Preference Share Subscription Agreement dated as of October 7, 2010 (the “Series B Stock Purchase Agreement”);

WHEREAS, in connection with the Series B Stock Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement dated as of October 7, 2010 (the “Registration Rights Agreement”);

WHEREAS, the New Investors have agreed to purchase shares of Series C Preference Shares from the Company pursuant to a Series C Preference Share Subscription Agreement dated as of February 19, 2014;

WHEREAS, the Company, the Investors and the New Investors wish to provide for certain arrangements with respect to the registration of shares of capital stock of the Company under the Securities Act; and

WHEREAS, the Company, the Investors and the New Investors hereby agree that the Registration Rights Agreement shall be amended and restated in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties agree as follows:

1. CERTAIN DEFINITIONS. As used in this agreement, the following terms will have the following respective meanings:

“Agreement” is defined in the Preamble.

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks in Dublin and New York are open for business.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Common Stock” means ordinary shares of €0.01 each in the capital of the Company or any American depository shares representing such shares.

“Company” is defined in the Preamble.

“Covered Person” is defined in Section 6.1 of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Holder” means any Person owning Registrable Shares or any Permitted Transferee thereof in accordance with Section 7.2 hereof.

“Initial Public Offering” means the initial underwritten Public Offering on a firm commitment basis for gross proceeds to the Company of at least $50,000,000.

“Investors” is defined in the Preamble.

“New Investors” is defined in the Preamble.

“Permitted Transferee” is defined in Section 7.2.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” means the Company’s Series B Preference Shares and Series C Preference Shares.

“Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective Registration Statement.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the automatic effectiveness or the declaration or ordering of effectiveness of such Registration Statement or similar document.

“Registrable Shares” means any Common Stock (including Common Stock into which shares of Preferred Stock or other Company securities are convertible) currently issued or issued at any future time to an Investor, New Investor or a Permitted Transferee, including by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, other reorganization or otherwise.

“Registration Expenses” means all expenses incurred by the Company in complying with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, listing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, fees and disbursements of counsel for the Company and its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance, and reasonable legal fees and disbursements of the Selling Holders, limited to one counsel for all Selling Holders but excluding underwriting discounts, selling commissions, applicable transfer taxes, if any.

“Registration Rights Agreement” is defined in the preamble.

“Registration Statement” means a registration statement filed by the Company with the Commission for a Public Offering under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose).

“Rule 144” means Rule 144 under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

“Securities Act” means the United Stated Securities Act of 1933, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Selling Holder” means any Holder on whose behalf Registrable Shares are registered pursuant to Section 2 or 3 hereof.

“Series B Stock Purchase Agreement” is defined in the preamble.

2. REQUIRED REGISTRATIONS.

2.1. Demand Registrations. At any time after the earlier of October 7, 2016 or six months after the Initial Public Offering, a Holder or Holders holding in the aggregate at least fifty percent of the Registrable Shares may, by written notice to the Company, request that the Company effect the registration for a Public Offering on Form S-1 (or any other form that includes substantially the same information as would be required to be included in a Registration Statement on such form as currently constituted) of Registrable Shares having an anticipated net aggregate offering price of at least $5,000,000.

2.2. Registration on Form S-3. At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Holder or Holders of the Registrable Shares may, by written notice to the Company, request that the Company effect the registration on Form S-3 (or any successor form) of Registrable Shares having an anticipated net aggregate offering price of at least $2,000,000.

2.3. Notice to Other Holders of Registrable Shares. Promptly after receipt of notice requesting registration pursuant to Section 2.1 or 2.2, the Company will give written notice of such requested registration to all other holders of Registrable Shares. Subject to the limitations set forth in Sections 2.4 and 5.2, as applicable, the Company will use its best efforts to effect the registration under the Securities Act of the Registrable Shares which the Company has been requested to register by the Holders requesting such registration and all other Registrable Shares which the Company has been requested to register by other holders of Registrable Shares by notice delivered to the Company within 20 days after the giving of such notice by the Company.

2.4. Limitations. The Company will not be required to effect more than three registrations pursuant to Section 2.1 above. No registration of Registrable Shares under Section 2.1 that shall not have become and remained effective, shall be deemed to be a registration for purposes of the prior sentence. The Company will not be required to effect any registration pursuant to Section 2.1 within six months after the effective date of any Registration Statement that was requested pursuant to Section 2.1. Subject to the time limitations set forth in Section 2.2 above, the Holders will have the right to require the Company to effect an unlimited number of registrations on Form S-3; provided, however, that in any one year the Company will not be required to effect more than three such registrations.

2.5. Selection of Underwriter. If the Holders requesting the registration intend to distribute the Registrable Shares in an underwritten offering, they will so advise the Company in their request. The Holders requesting such registration will have the right to designate the managing underwriter, subject to the approval of the Company, which approval may not be unreasonably withheld.

3. INCIDENTAL REGISTRATION.

3.1. Company Registration. If at any time the Company proposes to register any of its equity securities under the Securities Act, for its own account or for the account of any holder of its securities other than Registrable Shares, on a form that would permit registration of Registrable Shares for sale to the public under the Securities Act, then prior to such filing the Company will give written notice to all Holders of its intention to do so, and upon the written request of a Holder or Holders given within 20 days after the Company provides such notice (which request will state the intended method of disposition of such Registrable Shares), the Company will use its best efforts to cause all Registrable Shares that the Company has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder(s); provided that, the Company will have the right to postpone or withdraw any registration initiated by the Company pursuant to this Section 3.1 without obligation to any Holder.

3.2. Excluded Transactions. The Company will not be obligated to effect any registration of Registrable Shares under this Section 3 incidental to the registration of any of its securities in connection with: (a) any Public Offering relating to employee benefit plans or dividend reinvestment plans; or (b) any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its subsidiaries of or with any other businesses.

4. REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of this agreement to use its best efforts to effect the registration of any of the registrable shares under the securities act, the Company and the selling holders will take the actions described below in this Section 4.

4.1. Registration Statement. The Company will prepare and (in the case of a registration pursuant to Section 2 hereof, promptly and in any event within sixty days after the end of the period within which requests for registration may be delivered to the Company) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause such Registration Statement to become effective. Such Registration Statement shall be for an offering to be made on a continuous or delayed basis (a so-called “shelf registration statement”) if the Company is eligible for the use thereof and the Holders requesting such registration have asked for a shelf registration statement.

4.2. Amendments and Supplements. The Company will prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of at least nine months and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares and other securities, if any, covered by such Registration Statement until such time as all of such Registrable Shares have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement.

4.3. Cooperation. The Company will use its best efforts to cooperate with the Selling Holders in the disposition of the Common Stock covered by such Registration Statement, including without limitation in the case of an underwritten offering pursuant to Section 2.1 causing key executives of the Company and its subsidiaries to participate under the direction of the managing underwriter in a “road show” scheduled by such managing underwriter in such locations and of such duration as in the judgment of such managing underwriter are appropriate for such underwritten offering.

4.4. Copies of Prospectus. The Company will furnish to each Selling Holder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Selling Holder.

4.5. Blue Sky Qualification. The Company will use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or blue sky laws of such states as the Selling Holder reasonably requests, and do any and all other acts and things that may be necessary or desirable to enable the Selling Holder to consummate the public sale or other disposition in such jurisdictions of the Registrable Shares covered by the Registration Statement; provided, however, that the Company will not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it would not otherwise be so subject.

4.6. Opinion of Counsel; Comfort Letter. The Company will use its best efforts to obtain all legal opinions, auditors’ consents and comfort letters and experts’ cooperation as may be required, including furnishing to each Selling Holder of such Registrable Shares a signed counterpart, addressed or confirmed to such Selling Holder, of (a) an opinion of counsel for the Company and (b) a “cold comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement, covering substantially the same matters as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.

4.7. Listing and Transfer Agent. The Company will cause all Registrable Shares covered by the Registration Statement to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed. The Company will provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by the Registration Statement not later than the effective date of such Registration Statement.

4.8. General Compliance with Federal Securities Laws; Section 11(a) Earning Statement. The Company will use its best efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the Commission, and make available to its securities holders, as soon as reasonably practicable, an earning statement covering the period of at least 12 months after the effective date of such Registration Statement, which earning statement shall satisfy Section 11(a) of the Securities Act and any applicable regulations thereunder, including Rule 158.

4.9. Notice of Prospectus Defects. The Company will immediately notify the Selling Holders of the happening of any event, as a result of which the prospectus included or to be included in the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will promptly revise such prospectus as may be necessary so that such prospectus shall not include an untrue statement of a material fact or omit to state such a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will promptly deliver copies of such revised prospectus to the Selling Holders. Following receipt of the revised prospectus, the Selling Holders will be free to resume making offers of the Registrable Shares. The Company will extend the period during which the Registration Statement must be kept effective pursuant to this Agreement by the number of days during the period from and including the date of giving such notice to and including the date when the Selling Holders shall have received copies of the revised prospectus.

4.10. Company Lock-Up. In the case of an underwritten offering requested to be effected by the Holders hereunder, the Company will refrain, without the consent of the managing underwriter, for a period from fifteen days before the effective date of the registration sale until one hundred eighty days after such effective date, from directly or indirectly selling, offering to sell, granting any option for the sale of, or otherwise disposing of any common equity or securities convertible into common equity other than pursuant to Company employee equity plans.

4.11. Delay of Registration and Suspension of Offering. If at any time (a) after a request to effect a registration pursuant to Section 2 of this Agreement or (b) after a Registration Statement has become effective, the Company is engaged in any plan, proposal or agreement with respect to any financing, acquisition, recapitalization, reorganization or other material transaction or development the public disclosure of which would be would be detrimental to the Company, then the Company may direct that such request be delayed or that use of the prospectus contained in the Registration Statement be suspended, as applicable, for a period of up to sixty days. The Company will notify all Holders requesting the registration or all Selling Holders, as the case may be, of the delay or suspension. In the case of notice suspending an effective Registration Statement, each Selling Holder will immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Holder has received copies of a supplemented or amended prospectus or until such Selling Holder is advised in writing by the Company that the then-current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. The Company may exercise the rights provided by this Section 4.11 on only one occasion within any 365-day period.

4.12. Participation by Selling Security Holders. In connection with the preparation and filing of each Registration Statement, and before filing any such Registration Statement or any other document in connection therewith, the Company must give the participating Holders and their underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the Commission, each amendment thereof or supplement thereto and any related underwriting agreement or other document to be filed, and give each of the aforementioned Persons such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders, underwriters, counsel or accountants, to conduct a reasonable investigation within the meaning of the Securities Act.

5. CERTAIN OTHER PROVISIONS.

5.1. Additional Procedures. Selling Holders will take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their shares in such Public Offering, including, without limitation, being parties to the underwriting agreement entered into by the Company and any other Selling Holders in connection therewith; provided, however, that the aggregate amount of any liability of any Selling Holder pursuant to such underwriting or other agreement will not exceed such Selling Holder’s net proceeds from such offering. In addition, each Selling Holder will furnish to the Company such information regarding such Selling Holder and the distribution proposed by such Selling Holder as the Company may reasonably request in writing and as will be required in connection with any registration, qualification or compliance referred to in Section 4.

5.2. Underwriter’s Cutback. Notwithstanding any other provision of this Agreement, if the managing underwriter determines that the inclusion of all shares requested to be registered in an underwritten offering would adversely affect the offering, the Company may limit the number of Registrable Shares to be included in the Registration Statement for such offering. If the registration has been requested by the Holders pursuant to Section 2 hereof, the number of shares that are entitled to be included in the registration and underwriting will be allocated in the following manner: (a) first, shares of Company equity securities, other than Registrable Shares, requested to be included in such registration by shareholders will be excluded, (b) second, shares of Company equity securities that the Company desires to include in such registration will be excluded and (c) third, Registrable Shares requested to be included in such registration by the Holders will be excluded. If the registration has been initiated other than pursuant to Section 2 hereof, the number of shares that are entitled to be included in the Registration Statement for such offering will be allocated in the following manner: (x) first, shares of Company equity securities, other than Registrable Shares, requested to be included in such registration by shareholders will be excluded, (y) second, Registrable Shares requested to be included in such registration by Holders will be excluded and (z) third, shares of Company equity securities that the Company desires to include in such registration will be excluded. To the extent that the underwriters do not deem it necessary to exclude all of the shares requested to be registered by any category of shareholders contemplated above, the number of shares that may be included in the registration will be allocated to the members of such category requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (assuming conversion of any convertible securities held by such shareholders) that they held at the time the Company gives the notice specified in Section 2 or 3.

5.3. Lock-Up. Each Holder agrees that without the consent of the underwriters managing the Initial Public Offering, for a period beginning seven days immediately preceding and ending on the 180th day following the effective date of the Registration Statement used in connection with such Initial Public Offering, it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock, except for (a) any Registrable Shares sold pursuant to such Registration Statement and (b) transfers to affiliates and partners and stockholders of such Holder (each of whom shall have furnished to the Company and the managing underwriters its written consent to be bound by the terms of this Agreement, including this Section 5.3); provided that, all officers and directors of the Company and all holders of more than 1% of the shares of Common Stock enter into such lock-up agreements for the same period and on the same terms.

5.4. Registration Expenses. The Company hereby agrees to pay all Registration Expenses in connection with all registrations effected pursuant to this Agreement. The Company, however, shall not be required to pay for any expenses of a registration requested pursuant to Sections 2.1 or 2.2 hereof if the registration request is withdrawn at any time at the request of Holders of a majority of the Registrable Shares to be included in such registration (in which case all participating Holders shall bear such expenses), unless in the case of a registration requested pursuant to Section 2.1, the Holders of a majority of the Registrable Shares agree to forfeit their right to one demand registration pursuant to Section 2.1 at the time of any such withdrawal, which forfeiture shall bind all holders of Registrable Shares. However, if the requesting Holders have learned of information (other than information known to them at the time they made their request) that, in the good faith judgment of the requesting Holders, is reasonably likely to have a material adverse effect on the business or prospects of the Company, then the Holders shall not be required to pay any of such expenses in the case of a registration requested pursuant to Section 2.1 or 2.2 and, in the case of a registration requested pursuant to Section 2.1, the right to one demand registration shall not be forfeited.

5.5. Termination of Status as Registrable Shares. Registrable Shares will cease to be Registrable Shares and cease to have the rights accorded to such shares under this Agreement upon the earliest to occur of the following events: (x) such shares shall have been sold pursuant to an effective Registration Statement under the Securities Act or (y) such shares shall have been sold pursuant to a transaction under Rule 144.

5.6. Limitations on Subsequent Registration Rights. The Company will not, without the prior written consent of Holders of at least a majority of the Registrable Shares, enter into any agreements with any holder or prospective holder of Company securities that grant such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless such rights are subordinated to the rights granted to the Holders under this Agreement, including, without limitation, by providing that (a) the holders of such subordinated rights may not request a registration until at least 180 days after the date on which the Holders can request a registration pursuant to Section 2.1 and 2.2 and (b) the holders of such subordinated rights shall have the number of shares of their Company securities requested to be included in a Registration Statement reduced pursuant to any underwriters’ cut-back provision before the Holders suffer any reduction in the number of Registrable Shares that they are permitted to include in such registration.

5.7. Registration Outside of U.S. To the extent the Company registers any Registrable Shares other than in the United States, the Company hereby agrees that it will provide the Investors and the New Investors with rights as comparable as possible to those set forth herein, subject only to compliance with local law in the jurisdiction of registration, and to abide by the terms and conditions hereof with only such adjustments as are necessary in the opinion of counsel to conform to local law in the jurisdiction of registration.

6. INDEMNIFICATION.

6.1. Company Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, the Company will indemnify and hold harmless each Selling Holder, its partners, directors and officers and each other Person, if any, who controls such Selling Holder within the meaning of the Securities Act or the Exchange Act (each such Person being a “Covered Person”) against any losses, claims, damages or liabilities, joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement or (b) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Covered Person for any legal or any other expenses reasonably incurred by such Covered Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable to any Covered Person in any such case (x) to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Covered Person specifically for use in the preparation thereof or (y) in the case of a sale directly by a Selling Holder (including a sale of such Registrable Shares through any underwriter retained by such Selling Holder engaging in a distribution solely on behalf of such Selling Holder), such untrue statement or omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Selling Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

6.2. Seller Indemnification. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, each Selling Holder will indemnify and hold harmless the Company, each of its directors and officers and each Person (other than such Selling Holder), if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities to which the Company, such directors and officers, or controlling person may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement or (b) the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Selling Holder, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement and the Selling Holder will reimburse the Company, such directors and officers, or controlling person for any reasonable legal expenses incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the obligations of such Selling Holder hereunder will be limited to an amount equal to the net proceeds to such Selling Holder (after deducting all underwriter’s discounts and commissions and all other expenses paid by such Holder in connection with the registration in question) from the disposition of Registrable Shares pursuant to such registration.

6.3. Notice of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Section 6, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to each such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give such notice will not relieve such indemnifying party of its obligations under this Section 6, except to the extent that such indemnifying party is materially prejudiced by such failure. In case any such action is brought against an indemnified party, each indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and (subject to the following sentence) after notice from an indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The indemnified party may participate in such defense at such party’s expense; provided, however, that the indemnifying party will pay such expense if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between the indemnified party and any other party represented by such counsel in such proceeding; provided, further, that in no event will the indemnifying party be required to pay the expenses of more than one law firm as counsel for all indemnified parties pursuant to this sentence. If, within 30 days after receipt of the notice, such indemnifying party has not elected to assume the defense of the action, such indemnifying party will be responsible for any legal or other expenses reasonably incurred by such indemnified party in connection with the defense of the action, suit, investigation, inquiry or proceeding. An indemnifying party may, in the defense of any such claim or litigation, consent to the entry of a judgment or enter into a settlement without the consent of the indemnified party only if such judgment or settlement contains a general release of the indemnified party in respect of such claims or litigation.

6.4. Contribution. If the indemnification provided for in Sections 6.1 or 6.2 hereof is unavailable to a party that would have been an indemnified party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to in this Section 6.4 will include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7. MISCELLANEOUS.

7.1. Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit such Holder to sell securities of the Company to the public without registration and with a view to making it possible for Holders to register the Registrable Shares pursuant to a registration statement on Form S-3, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (at any time more than 90 days following the closing of the Initial Public Offering);

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(c) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as will permit Holders to use Form S-3 for the sale of their Registrable Shares, such action to be taken as soon as practicable (but not later than 120 days) after the end of the fiscal year in which the Registration Statement for the Initial Public Offering is declared effective; and

(d) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time more than 90 days after the effective date of the Registration Statement for the Initial Public Offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

7.2. Transfer of Rights. The rights to cause the Company to register Registrable Shares pursuant to Sections 2 and 3 may be assigned by any Holder to a Permitted Transferee (as defined below), and by such Permitted Transferee to a subsequent Permitted Transferee, but only if such rights are transferred (a) to an affiliate or partner of such Holder or (b) in connection with the sale or other transfer of not less than an aggregate of 700,000 Registrable Shares or some lesser number, if such lesser number represents all the Registrable Shares then held by such Holder. Any transferee to whom rights under this Agreement are transferred will (x) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement and (y) be deemed to be a Holder hereunder. Any Person to whom rights under this Agreement are transferred in accordance with this Section 7.2 shall be a “Permitted Transferee.”

7.3. Governing Law. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

7.4. Entire Agreement; Amendment and Waiver. This Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of at least a majority of the Registrable Shares; provided, however, that any such amendment or waiver treats all holders the same. Any such amendment, termination or waiver will be binding on all Holders.

7.5. Determination of Number or Percentage of Registrable Shares. Wherever reference is made in this Agreement to a request or consent of holders of a certain number or percentage of Registrable Shares, the determination of such number or percentage will include the number of shares of Common Stock outstanding that are, and the maximum number of shares of Common Stock issuable pursuant to then convertible or exercisable securities that upon issuance would be, Registrable Shares.

7.6. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service;

in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

Global Consolidated Aesthetics Limited

Suite 601

Q House Furze Road

Sandyford Industrial Estate

Dublin 18

Ireland

Telephone number: +353 1 293 3836

Facsimile number: +353 1 293 3840

Attention: Ayse Kocak, Chief Executive Officer

Email: aysekocak@gcaesthetics.com

with a copy to:

Gary McGrath, Chief Financial Officer

Email:garymcgrath@gcaesthetics.com

If to an Investor, to it at the address set forth on Schedule I hereto.

If to a New Investor, to it at the address set forth on Schedule II hereto.

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 7.6 to each of the other parties hereto.

7.7. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto.

7.8. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision will, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

7.9. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

7.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

GLOBAL CONSOLIDATED AESTHETICS LIMITED

By:	/s/ Martin Scully
	Name:	Martin Scully
	Title:	Director

MONTREUX EQUITY PARTNERS IV, L.P.

By:	Montreux Equity Management IV, LLC
its General Partner

/s/ Daniel K. Turner III
By:	Daniel K. Turner III, Managing Member

ROYALTY OPPORTUNITIES S.À R.L.

By:	OrbiMed Advisors, LLC
its investment manager

By:	/s/ Samuel D. Isaly
	Name:	Samuel D. Isaly
	Title:	Managing Member

Schedule I

NAMES AND ADDRESSES OF INVESTORS

Montreux Equity Partners IV, L.P.

One Ferry Building, Suite 255

San Francisco, CA 94111

Attn: Daniel K. Turner III

Telephone: +1 (650) 234-1200

Facsimile: +1 (650) 234-1250

Email: dan@mepvc.com

With a copy to (which shall not constitute notice):

Scott D. Elliott, Esq.

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, California 94111-4006 USA

Telephone: +1 (415) 315-6379

Facsimile: +1 (415) 315-4834

Email: scott.elliott@ropesgray.com

Schedule II

NAMES AND ADDRESSES OF NEW INVESTORS

ROYALTY OPPORTUNITIES S.À R.L

Société à resposabilité limitée

65, Boulevard Grande-Duchesse Charlotte

L-1331 Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg B160774

Share capital: USD 41,436

Telephone: +1 (212) 739-6400

Facsimile: +1 (212) 739-6444

with copies to

OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: Tadd Wessel and Matthew Rizzo

Facsimile: +1 (212) 739-6444

Telephone: +1 (212) 739-6400

Email: wesselt@orbimed.com andrizzom@orbimed.com

and (which shall not constitute notice)

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Peter A. Schwartz

Phone: (212) 841-1268

Email: pschwartz@cov.com